                                  May 20, 2000

Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, California 91720
Attn:  Allen Y. Chao
        Chairman, President and Chief Executive Officer
      Michael E. Boxer
        Chief Financial Officer

           Re:  $1,100,000,000 Senior Secured Credit Facilities

                               COMMITMENT LETTER

Gentlemen:

     You have advised Societe Generale ("SG") and SG Cowen Securities Corporation ("SG Cowen") that Watson Pharmaceuticals, Inc. (the "Company") proposes to acquire Schein Pharmaceuticals, Inc. ("Schein", the acquisition of Schein being the "Acquisition") and that the total consideration will be no more than $975,000,000 (excluding transaction costs) for the Acquisition and the refinancing of certain outstanding indebtedness of Schein. In connection with the foregoing transactions, you have advised us that you desire to establish senior secured credit facilities in an aggregate amount of $1,100,000,000 (the "Facilities") to finance the Acquisition and the related transaction fees and costs, to refinance certain existing indebtedness of Schein, and to finance working capital and other general corporate needs of the Company and its subsidiaries.

     SG Cowen agrees to act as the arranger and sole book runner (the "Arranger") and is pleased to inform you that SG agrees to be a Lender (as defined below) under the Facilities and hereby commits to provide 100% of the Facilities and to act as Administrative Agent and Syndication Agent, subject to the terms and conditions described in this letter, the attached Annex I and the Fee Letter (this letter, Annex I and the Fee Letter being collectively referred to herein as the "Commitment Letter").

     The anticipated sources and uses of funds for the closing of the Acquisition and the related transactions are set forth on the attached Schedule.

SYNDICATION

     SG and the Arranger reserve the right, prior to or after the execution of definitive documentation with respect to the Facilities, to syndicate all or a portion of the commitment to one or more banking or financial institutions or institutional lenders that will become parties to such definitive documentation pursuant to a syndication to be managed by the Arranger (the banking or financial institutions and institutional lenders becoming parties to such definitive documentation being collectively referred to herein as the "Lenders"). You understand that the Arranger intends to commence syndication efforts promptly.

     The Arranger will manage the syndication in consultation with you, including the timing of all offers to potential Lenders, the acceptance of commitments, and the determination of the amounts offered and the compensation provided.

     You agree to take all action as the Arranger may reasonably request to assist it in forming a syndicate acceptable to the Arranger and you. Your assistance to the Arranger in forming such a syndicate shall include but not be limited to: (i) making senior management and representatives of Schein and the Company available to participate in informational meetings with potential Lenders at such times and places as the Arranger may reasonably request; (ii) using your best efforts to ensure that the syndication efforts benefit from your lending relationships; (iii) providing the Arranger with all information deemed necessary by it to successfully complete the syndication; and (iv) assisting in the preparation of a confidential information memorandum.

     To ensure an orderly and effective syndication of the Facilities, you agree that, except for any syndication managed by the Arranger or any of its affiliates, you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) until the sixtieth day following the closing of the Facilities, without the prior written consent of the Arranger.

     SG reserves the right at any time, after consultation with you, to change any or all of the terms (but not the aggregate amount of the Facilities), structure (including, without limitation, allocation of the Facilities among the tranches), tenor and/or pricing of the Facilities if such changes are necessary, in SG's reasonable judgment, to ensure that the Facilities are successfully syndicated to prospective Lenders.

CONDITIONS PRECEDENT

     In addition to the conditions precedent set forth in Annex I attached hereto, the commitment of SG hereunder is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the absence of (A) a material adverse change in or affecting the business, assets, properties, liabilities (actual or contingent), operations, conditions (financial or otherwise) or prospects of the Company and its subsidiaries and Schein and its subsidiaries, taken as a whole, since their last respective audited financial statements and (B) any change in loan syndication, financial or capital market conditions generally that, in the Arranger's judgment, would materially impair syndication of the Facilities;
(iii) the accuracy and completeness, in all material respects, of all representations that the Company makes to us and all information that you furnish to us and your compliance, in all material respects, with the terms of this Commitment Letter; (iv) the payment in full of all fees, expenses and other amounts payable under this Commitment Letter and the Fee Letter; and (v) a closing of the Facilities on or prior to July 31, 2000.

COMMITMENT TERMINATION

     SG's commitment set forth in this Commitment Letter will terminate on July 31, 2000, unless the Facilities close on or before such date. Prior to such date, this Commitment Letter may be terminated (i) by you at any time at your option upon payment of all fees, expenses and other amounts then payable under this Commitment Letter, (ii) by SG if any event occurs or information has become available that, in SG's judgment, results in the inability to satisfy any condition set forth in the immediately preceding paragraph on or prior to July 31, 2000, or (iii) as provided in the last paragraph of the foregoing section captioned "Syndication".

FEES

     In addition to the fees described in Annex I, you agree to pay the fees set forth in that certain letter between you and us dated the date hereof (the "Fee Letter") on the dates set forth therein. The terms of the Fee Letter are an integral part of SG's commitment hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter shall be nonrefundable when paid.

INDEMNIFICATION

     You agree to indemnify and hold harmless SG, SG Cowen and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party arising in each case out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Commitment Letter or the loan documentation or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Facilities, whether or not such investigation, litigation or proceeding is brought by you, any of your shareholders or creditors, an

                                        2
Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a judgment of a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence, willful misconduct or fraud. You further agree that no Indemnified Party shall have any liability (whether

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

direct or indirect, in tort or otherwise) to you or any of your subsidiaries or any of your shareholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a judgment of a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence, willful misconduct or fraud. You also agree that no Indemnified Party shall be liable under this Commitment Letter, or in respect of any act, omission or event relating to the Facilities or any of the transactions contemplated hereby, on any theory of liability, for any special, indirect, consequential or punitive damages.

COSTS AND EXPENSES

     In further consideration of the commitment of SG hereunder, and recognizing that in connection herewith SG, the Arranger and its affiliates are incurring costs and expenses (including, without limitation, fees and disbursements of counsel and other reasonable costs and expenses), you hereby agree to pay, or reimburse SG, the Arranger and such affiliates for, all such reasonable costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby is consummated. You also agree to pay on demand all costs and expenses of SG, the Arranger and such affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder.

CONFIDENTIALITY

     By accepting delivery of this Commitment Letter, you agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person other than your officers, employees, attorneys, advisors and representatives, and the officers, employees, attorneys, advisors and representatives of the seller under the Acquisition, and then, in each case, only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to us as provided below, (i) you may make public disclosure of the existence and amount of SG's commitment hereunder and of SG Cowen's identity as the Arranger, (ii) you may file a copy of this Commitment Letter (other than the Fee Letter unless specifically required by law) in any public record in which it is required by law to be filed and (iii) you may make such public disclosures of the terms and conditions hereof as you are required by law, in the opinion of your counsel, to make.

REPRESENTATIONS AND WARRANTIES

     You represent and warrant that, to the best of your knowledge, (i) all information that has been or will hereafter be made available to SG, the Arranger, any Lender or any potential Lender by you or any of your representative in connection with the transactions contemplated hereby is and will be complete and correct in all material respects with respect to the matters such information purports to cover and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections that have been or will be prepared by you and made available to SG, the Arranger, any Lender or any potential Lender have been or will be prepared in good faith based upon reasonable assumptions as of the time of their preparation. You agree to supplement the information and projections from time to time so that the representations and warranties contained in this paragraph remain correct.

     In issuing this commitment, SG and the Arranger are relying on the accuracy of the information furnished to them by or on behalf of the Company, Schein and their respective affiliates without independent verification thereof.

NO THIRD PARTY RELIANCE, ETC.

     The agreements of SG and the Arranger hereunder are made solely for your benefit and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein, in the Fee Letter or in Annex I are subject to mutual agreement of the parties. The terms and conditions of this commitment may be modified only in writing.
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

GOVERNING LAW

     This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. The rights of the Company hereunder, or any interest therein, may not be assigned without the prior written consent of SG and SG Cowen. Your obligations under the paragraphs captioned "Fees", "Indemnification", "Costs and Expenses" and "Confidentiality" shall survive the expiration or termination of this Commitment Letter; provided, however, that notwithstanding the foregoing, upon (a) the execution and delivery of definitive credit documentation by the Borrower, the Lenders and the Administrative Agent and (b) the making of the initial loans under the Facilities, the terms of this Letter, including the preceding paragraph, shall be superseded in their entirety by the terms and provisions of such credit documentation and the terms and provision hereof shall have no further force or effect.

WAIVER OF JURY TRIAL

     EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE ARRANGER OR SG AS LENDER, IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     Please indicate your acceptance of the provisions hereof by signing the enclosed copies of this letter and the Fee Letter and returning them, together with $1,000,000 of the Upfront Fee referred to in the Fee Letter, to David Apple, Vice President, SG Cowen Securities Corporation, 1221 Avenue of the Americas, New York, New York 10020, (telecopier: 212 278-6418) at or before 5:00 p.m. (New York time) on May 26, 2000, the time at which the commitment

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of SG set forth above (if not so accepted prior thereto) will expire. If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                                          Very truly yours,

                                          SOCIETE GENERALE

                                          By
                                            ------------------------------------
                                            Title: Director

                                          SG COWEN SECURITIES CORPORATION

                                          By
                                            ------------------------------------
                                            Title: Director

Accepted and Agreed to
this   day of May, 2000:

WATSON PHARMACEUTICALS, INC.

By
   --------------------------------------------------------
   Title:

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                                SOURCES AND USES

TOTAL USES

Purchase of Equity.................  $  702.6
Refinance Existing Debt............     261.3
Transaction Fees...................      88.6
                                     --------
                                     $1,052.5

TOTAL SOURCES

Cash on Hand.......................  $   18.3
Senior Facilities..................   1,034.2
                                     --------
                                     $1,052.5

(with Dollars in millions)